SORL Auto Parts Reports Financial Results

for the 2012 Fourth Quarter and Year

- Gross margin 26.5% and EPS 0.21 in Q4, Strong Free Cashflow of $29M in 2012 -

ZHEJIANG, China, April 1, 2013 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Financial Highlights

•	Revenues for the fourth quarter of 2012 were $48.8 million;
•	Gross margin was 26.5% in the fourth quarter of 2012;
•	Net Income attributable to stockholders was $4.1 million, or $0.21 per diluted share, in the fourth quarter of 2012;
•	Cash flow from operating activities was $14.1 million with $1.6 million used to acquire property, plant and equipment;
•	Cash and cash equivalent was $41.3 million versus $17.1 million at December 31, 2011.

Full Year 2012 Financial Highlights

•	Annual net sales of $192.2 million;
•	Gross margin was 27.3%;
•	Net income attributable to stockholders for fiscal 2012 was $12.8 million, or $0.66 per diluted share;
•	Cash flow from operating activities was $31.6 million with $2.5 million used to acquire property, plant and equipment.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, “We recorded a strong quarter and dramatically improved our balance sheet, considering the weak market condition. The Chinese automotive market experienced weakness in 2011 which continued during 2012. In particular, the sales decline in the truck OEM market continued throughout 2012, especially in the important heavy-duty truck market. Slower construction activities continued to depress downstream customer demand for new trucks. Given this environment, we are pleased to have maintained our OEM market position and our excellent relationships with our many OEM customers. We remain focused on expanding our market share with OEMs through our broadened product offerings of new, more advanced electronic products and improved services. We have already increased sales to the bus and construction equipment markets. Our Chinese aftermarket sales are stable due to the growing number of vehicles in operation, heightened safety requirements and the expiration of OEM warranties. Our stable domestic aftermarket business is due to our brand recognition for high-quality products and excellent service. We are pleased with our international sales given the currency fluctuations, uncertain growth prospects in Europe and the unstable environment in the Middle East. Expansion in international sales remains a priority for future growth and we entered the large U.S. aftermarket parts market in 2012.”

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, “Our investments in higher-grade production equipment and new product development continued to enable SORL to hold a higher than industry average gross margin in an inflationary environment where labor costs are rising. Our tightened financial management had a profound impact to our balance sheet. We have generated $29 million free cash flow and added over $24 million to our cash accounts during 2012 to support our operations, research and development and for future growth. Our cash and cash equivalents reached $2.14 per share at December 31, 2012. We effectively increased our collections and used our cash flow to pay down debt as our capital expenditures were reduced with our current capacities. With our improved financial strength, we are well positioned to now further invest in additional cost-efficient equipment to generate stronger earnings and cash flow when the domestic market experiences stronger growth. We also look forward to entering new international markets and to penetrate deeper into current markets.”

Fourth Quarter 2012 Financial Performance

For the fourth quarter of 2012, net sales were $48.8 million, compared to $56.1 million for the fourth quarter of 2011. Revenues from the Company’s domestic OEM customers were $23.7 million, compared to $29.6 million for the fourth quarter of 2011. Revenues from China's domestic aftermarket were $11.7 million, in line with previous year’s fourth quarter. Revenues from international markets were $13.4 million, compared to $14.8 million from the same quarter in 2011.

The decrease in overall sales was related to the continuing weakness in demand for commercial vehicles in China. GDP growth rate was 7.9% in the fourth quarter of 2012 and 7.8% for the 2012 year according to the National Bureau of Statistics. The growth rate for 2012 was the slowest since 1999. A decline in investments in infrastructure and other fixed assets reduced the need for trucks, especially heavy-duty trucks which recorded a 15.8% sales decline compared with the same quarter in 2011. Economic conditions in Europe, uncertainty in the Middle East and currency fluctuations reduced our sales into international markets.

The gross profit for the fourth quarter of 2012 was $12.9 million, compared with $15.8 million, for the fourth quarter of 2011. Gross margin was 26.5%, compared with 28.1% gross margin in the same period of 2011. The gross margin decrease was primarily the result of higher material and labor expenses, and the appreciation of the Chinese currency against other currencies. The Company believes that by improving production efficiencies and increasing the sales of higher-profit new products, its gross margin will be maintained or improved.

Operating expenses decreased by 13.4% to $10.3 million in the fourth quarter of 2012 from $11.9 million in the fourth quarter of 2011. The decline in operating expenses reflected reduced general and administrative expenses and lower research and development expenditures. As a percentage of revenue, the operating expense was 21.2% in the fourth quarter of 2012, approximately in line with the same quarter of 2011.

Selling and distribution expenses were $4.9 million, or 10.0% of quarterly revenue compared with $4.8 million, or 8.6% of revenues in the same quarter of 2011. New packaging materials needed to meet stricter packaging requirements, and higher personnel salaries represented most of the increased costs during the quarter.

General and administrative (G&A) expenses in the fourth quarter of 2012 were $3.5 million, or 7.2% of revenue compared with $4.2 million, or 7.4% in the fourth quarter of 2011. The decline in expenses was mainly due to expenditures related to lower sales and vigorous cost management programs.

Research and development (R&D) expenses were $1.9 million, or 4.0% of revenue in the fourth quarter of 2012 compared with $2.9 million, or 5.2% in the fourth quarter of 2011. The focus of the R&D program was mainly to develop higher-margin electronically controlled mechatronic products and upgrade the Company’s traditional valve products to capture market share. The Company utilized stricter cost controls over R&D to ensure these resources are effectively used as SORL re-qualified as a high-tech enterprise.

Income before provision for income taxes was $3.1 million for the fourth quarter of 2012 compared to $3.7 million for the same quarter of 2011. The reduced income reflected a decline in sales which generated lower gross profits. The pretax income margin percentage was 6.3% in the fourth quarter of 2012, compared with 6.5% in the fourth quarter of 2011.

The provision for income taxes changed to a refund of $1.5 million in the fourth quarter of 2012 from a liability of $0.08 million in the fourth quarter in 2012. This change in provision for income taxes reflected SORL receiving it high-tech enterprise certification that lowers its income tax rate to 15% for the years 2012 through 2014.

Net income attributable to stockholders for the fourth quarter of 2012 was $4.1 million, or $0.21 per basic and diluted share, compared with $3.3 million, or $0.17 on per basic and diluted share, in the fourth quarter of 2011.

Full Year 2012 Financial Results

SORL's net sales for the twelve months ended December 31, 2012 were $192.2 million compared with $216.8 million in 2011.

For the twelve months ended December 31, 2012, domestic OEM sales were $93.9 million compared with $115.1 million in 2011 reflecting lower new commercial vehicle sales in China during 2012 mainly due to relatively slower economic growth and lower investments in infrastructure projects during 2012. In 2012, aftermarket sales increased to $45.4 million from $44.6 million one year ago. International sales were $53.0 million compared with $57.1 million last year, reflecting the effects of currency fluctuations of the Chinese Renminbi and reduced inventories held by some distributors.

SORL's gross profit was $52.5 million in 2012 compared with $60.0 million in 2011. Gross margin was 27.3% in 2012 compared with 27.7% for 2011. Gross margin was affected by higher labor expenses and raw material costs as well as the appreciation of the Chinese currency. The Company's new production equipment to enhance productivity and introduction of new higher-margin products has successfully stabilized the gross margin. Additional production equipment and advanced, higher-margin products will be added to maintain or expand the gross margin.

SORL’s operational expenses decreased to $36.7 million during 2012 from $37.1 million in 2011. Selling expenses rose by $1.0 million compared with 2011 primarily due to new packaging materials to meet more strict packaging standards as well as higher personnel costs. Lower general and administrative expenses in 2012 were due to lower sales-related activities and effective cost controls. The $1.2 million reduction in R&D costs from 2011 was mainly due to measures taken to increase productivity.

SORL continues to build new products and upgrade traditional technologies to improve the performance of those products to meet global quality it expands its international presence. Financial expenses decreased by $0.9 million to $2.4 million from 2011, primarily from lower interest and discount expenses.

Income before provision for income taxes was $16.3 million in 2012 compared with $21.0 million in 2011. The pretax income margin was 8.5% versus 9.7% a year ago.

The net income attributable to stockholders in 2012 was $12.8 million compared with $16.7 million in 2011. Earnings per share (“EPS”), both basic and diluted, for the full year ended December 31, 2012 and 2011, were $0.66 and $0.86 per share, respectively.

Balance Sheet

As of December 31, 2012, the Company had cash and cash equivalents of $41.3 million compared to $17.1 million on December 31, 2011. Total equity increased to $188.5 million at the end of December 2012 compared with $174.1 million at December 31, 2011. At December 31, 2012, working capital was $124.8 million with a current ratio of 3.3 and no long-term debt. Net cash flow from operating activities was $31.6 million with $2.5 million used for the acquisition of property and equipment.

Recent Developments

In March 2013, SORL received certification for the Company's pneumatic quick release valve, pneumatic overflow valve, ABS sensor, pneumatic emergency relay valve, and air pressure linking coupling heads, from TÜV Rheinland, a global leader in independent inspection and certification services. This certification confirms the technical proficiency, safety and reliability of these products and their suitability for the European markets.

In December 2012, SORL announced has received the “Excellent Supplier for the Military” award from the Shaanxi Heavy Duty Truck Co., Ltd.(“Shaanxi”), and the “Excellent Supplier” designation from both the Sichuan South Chun Auto Group Company Limited ("South Chun Group") and the Hubei Sanjiang Space Wanshan Special Vehicle Co., Ltd. (“Wanshan”), for its overall outstanding performance during the year of 2012.

In December 2012, SORL announced that the Chinese government has renewed SORL’s High-Tech Enterprise status. The Company was also designated as a High-Tech Enterprise beginning in 2009, the first year it was available, through the 2011 fiscal year. As a High-Tech Enterprise, SORL receives a preferred tax rate of 15% for the three years 2012 through 2014, compared with the normal 25% corporate tax rate.

In November 2012, SORL was named a 'Quarterly Excellent Supplier' by the Zhengzhou Yutong Bus Co., Ltd ("Yutong") based on its overall outstanding performance during the third quarter of 2012. SORL was rated as one of Yutong's excellent suppliers measured by key performance criteria (quality, cost, delivery, technology, and aftersales service), and required management indicators (certification compliance, service quality, change implementation, quality system, packing and labeling, and environmental health and safety specifications). Recipients of the quarterly Excellent Supplier award are prioritized to receive the annual Excellent Supplier award, and potentially be rewarded with more supply orders in the next year.

In November 2012, SORL received a 400-unit order for its new electric air compressor from Shen Zhen Wuzhoulong Motors Group. Released in July 2012, the new electric air compressor is selling at 8,000 RMB per unit. Air brake compressors used in traditional vehicles are powered by an internal combustion engine. SORL's new generation of electric air brake compressors are powered by an electric motor, thereby increasing fuel conservation and reducing pollution. The new compressors have an extended life span as it is far easier to make them start or stop working. An electric air compressor is a necessity for all electric buses with an air brake system.

Business Outlook

For the fiscal year 2013, management expects net sales to be approximately $207 million and net income to be approximately $13.7million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

“We are better positioned with new, more efficient production equipment and a growing number of advanced electronically controlled products to meet the needs of our OEM and aftermarket customers. We are providing low-cost, high value products to capture market share. We continue to build a stronger international marketing network to increase our penetration with a focus on chains selling to end users. Our operations will continue to generate cash flow to strengthen our financial position.” Ms. Yu concluded.

Conference Call

Management will host a conference call on Monday, April 1, 2013 at 8:00 a.m. ET / 8:00 p.m. Beijing Time to discuss its 2012 fourth quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. ET on May 1, 2013. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID “411382” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2012		December 31, 2011

Assets
Current Assets
Cash and cash equivalents	US$	41,253,353	US$	17,116,692
Accounts receivable, net of provision		62,153,509		65,344,441
Bank acceptance notes from customers		10,098,390		17,980,145
Inventories		56,775,825		56,377,556
Prepayments		7,421,709		2,484,026
Other current assets		1,183,487		4,960,061
Deferred tax assets		687,632		605,539
Total Current Assets		179,573,905		164,868,460
Fixed Assets
Machinery		52,212,579		49,879,491
Molds		1,384,781		1,384,825
Office equipment		1,637,402		1,439,305
Vehicles		2,025,702		1,853,111
Buildings		8,888,441		8,888,723
Machinery held under capital lease		18,165,511		18,166,087
Construction in progress		-		1,503,200
Less: accumulated depreciation		(37,351,817)		(30,905,671)
Property, plant and equipment, net		46,962,599		52,209,071
Leasehold improvements in progress		335,714		375,604

Land Use Rights, Net		14,742,047		15,111,078

Other Non-Current Assets

Intangible assets		175,865		175,871
Less: accumulated amortization		(108,976)		(92,237)
Intangible assets, net		66,889		83,634
Security deposits on lease agreement		1,879,831		1,879,890
Total Other Non-Current Assets		1,946,720		1,963,524
Total Assets	US$	243,560,985	US$	234,527,737

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $33,083 and $524,148 due to related parties at December 31, 2012 and December 31, 2011, respectively.	US$	14,324,633	US$	10,772,396
Bank acceptance notes to vendors		-		5,589,678
Deposit received from customers		6,599,746		5,074,532
Short term bank loans		14,599,753		16,448,527
Income tax payable		-		273,781
Accrued expenses		8,501,819		8,808,788
Current portion of capital lease obligations		10,458,352		2,305,125
Other current liabilities, including $94,954 and $143,950 due to related parties at December 31, 2012 and December 31, 2011, respectively.		313,006		467,850
Total Current Liabilities		54,797,309		49,740,677

Non-Current Liabilities
Non-current portion of capital lease obligations		-		10,469,265
Deferred tax liabilities		291,995		236,385
Total Non-Current Liabilities

Total Liabilities	US$	55,089,304		60,446,327

Stockholders' Equity

Preferred stock - No par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2012 and December 31, 2011		-		-
Common stock - $0.002 par value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of December 31, 2012 and December 31, 2011		38,609		38,609

Additional paid-in capital		42,199,014		42,199,014
Reserves		9,676,183		8,375,392
Accumulated other comprehensive income		22,020,008		21,910,957
Retained earnings		96,114,407		84,610,260
Total SORL Auto Parts, Inc. Stockholders' Equity		170,048,221		157,134,232
Noncontrolling Interest In Subsidiaries		18,423,460		16,947,178
Total Equity		188,471,681		174,081,410
Total Liabilities and Stockholders' Equity	US$	243,560,985	US$	234,527,737

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For Years Ended on December 31, 2012 and 2011

	2012		2011

Net sales	US$	192,217,399	216,788,518
Include: sales to related parties		1,856,338	2,392,090
Cost of sales		139,675,775	156,784,725

Gross profit		52,541,624	60,003,793

Expenses:
Selling and distribution expenses		15,330,507	14,290,988
General and administrative expenses		13,512,003	13,818,136
Research and development expenses		7,849,101	9,002,744

		36,691,611	37,111,868

Other income		3,047,072	1,567,950
Financial expenses		2,360,966	3,217,155
Non-operating expenses		(267,384)	(275,714)

Income before provision for income taxes		16,268,735	20,967,006

Provision for income taxes		2,005,125	2,664,052

Net income before noncontrolling interest
& other comprehensive income	US$	14,263,610	18,302,954

Net income attributable to noncontrolling interest in subsidiaries		1,458,672	1,631,135

Net income attributable to stockholders		12,804,938	16,671,819

Foreign currency translation adjustment		126,661	7,978,225

Noncontrolling interest's share		17,610	798,875

Comprehensive income		12,913,989	23,851,169

Weighted average common share - basic		19,304,921	19,304,921

Weighted average common share - diluted		19,304,921	19,304,921

EPS - basic		0.66	0.86

EPS - diluted		0.66	0.86

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For Years Ended on December 31, 2012 and 2011

	2012		2011

Cash Flows from Operating Activities
Net income	US$	12,804,938	16,671,819
Adjustments to reconcile net income to net cash from operating activities:
Noncontrolling interest in subsidiaries		1,458,672	1,631,135
Allowance for doubtful accounts		106,067	542,585
Depreciation and amortization		7,405,347	7,224,777
Loss on disposal of fixed assets		13,616	-
Changes in Assets and Liabilities:
Accounts receivable		2,793,879	(9,026,257)
Bank acceptance notes from customers		7,881,310	10,466,157
Other currents assets		3,238,663	(1,509,742)
Inventories		(400,056)	(22,220,187)
Prepayments		(3,238,845)	2,170,550
Deferred tax assets		(82,113)	(182,516)
Accounts payable and bank acceptance notes to vendors		(1,357,047)	4,026,414
Income tax payable		(273,776)	(937,270)
Deposits received from customers		1,525,398	(2,723,038)
Other current liabilities and accrued expenses		(314,755)	1,460,858
Deferred tax liabilities		55,619	54,235
Net Cash Flows from Operating Activities		31,616,917	7,649,520

Cash Flows from Investing Activities
Acquisition of property and equipment		(2,522,280)	(9,226,314)
Proceeds of disposal of fixed assets		931,752	920,043
Prepayment for sales-leaseback		(1,698,993)	-
Leasehold improvements in progress		(33,708)	-
Acquisition of intangible assets		-	(764)

Net Cash Flows from Investing Activities		(3,323,229)	(8,307,035)

Cash Flows from Financing Activities
Repayment of bank loans		(1,848,281)	(658,836)
Proceeds (repayment) from capital leases		(2,315,670)	11,157,882

Net Cash flows from Financing Activities		(4,163,951)	10,499,046

Effects on changes in foreign exchange rate		6,924	584,083

Net change in cash and cash equivalents		24,136,661	10,425,614

Cash and cash equivalents- beginning of the year		17,116,692	6,691,078

Cash and cash equivalents - end of the year	US$	41,253,353	17,116,692

Supplemental Cash Flow Disclosures:
Interest paid		1,737,170	2,480,385
Tax paid		2,435,782	3,730,029

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